Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the application of our report dated April 13, 2004 included in this Form 10-K of Path 1 Network Technologies Inc., relating to their consolidated financial statements for the years ended December 31, 2003 and 2002, and previously filed Forms S-3 (333-110509 and 333-110510) and previously filed Forms SB-2 (333-105469 and 333-105638).

/S/    SWENSON ADVISORS, LLP

San Diego, California

April 13, 2004